EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 14, 2010, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio, Series 23 and Closed-End Strategy:
Global Income Portfolio, Series 1 (included in Van Kampen Unit Trusts, Series
939) as of January 14, 2010, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-163092) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
January 14, 2010